                             CONTRACT FOR PURCHASE
                                OF REAL PROPERTY
                                ----------------


     THIS CONTRACT ("Contract"), is made and entered into by and between MORNINGSIDE ASSOCIATES ("Purchaser"), a Georgia general partnership, and CARROLLTON CROSSROADS ASSOCIATES ("Seller"), a Illinois joint venture, comprised of First Capital Institutional Real Estate, Ltd. - IV, an Illinois limited partnership and First Capital Insured Real Estate Limited Partnership, an Illinois limited partnership, and shall be effective as of the date on which the last party hereto has executed this Contract (the "Effective Date").

                              W I T N E S S E T H:
                              -------------------

     In consideration of the mutual covenants herein contained, Seller does hereby agree to sell, and Purchaser does hereby agree to purchase, that certain tract or parcel of real property located in Carroll County, Georgia, being commonly known as "Carrollton Crossroads Shopping Center," located on approximately 35.619 acres, having approximately 303,805 square feet of buildings and being further described on Exhibit "A" attached hereto and incorporated herein, together with all improvements thereon owned by Seller and all easements and appurtenances thereto belonging, all tenant leases and all fixtures, equipment and supplies and items of personal property owned by Seller and used in the operation of Carrollton Crossroads Shopping Center, but expressly excluding (i) personal property owned by any tenants occupying the property under one of the tenant leases referenced above or by the property manager of Seller, and (ii) all rights with respect to any refund of taxes applicable to any period prior to Closing (as hereinafter defined) (collectively, the "Property"), on the following terms and conditions:

     1.   Earnest Money.
          -------------

          Purchaser shall pay to Old Republic National Title Insurance Company ("Escrow Agent") pursuant to a separate "escrow letter", the form of which shall be agreed upon by Seller and Purchaser, the sum of $100,000.00 as earnest money within three (3) business days from the execution of this Contract by each party hereto (the "Original Earnest Money"). In the event Purchaser does not elect to terminate this Contract pursuant to subparagraph 8(c), Purchaser shall deposit with Escrow Agent an additional $100,000.00 ("Additional Earnest Money") on or before the end of the Inspection Period (as hereinafter defined) (the Original Earnest Money and the Additional Earnest Money shall hereafter be collectively referred to as the "Earnest Money"). Escrow Agent shall hold and disburse the Earnest Money as provided in this Contract and invest same in an interest-bearing account, as directed by Purchaser. All interest earned on the Earnest Money shall be deemed part of the Earnest Money and shall belong to Purchaser, subject to Paragraph 12.

     2.  Purchase Price.
         --------------

          The purchase price (the "Purchase Price") for the Property shall be $18,100,000.00. Upon consummation of the Closing (as hereinafter defined), the Earnest Money shall be paid to Seller and the balance of the $18,100,000.00 Purchase Price, plus or minus the credits, adjustments, and prorations set forth in this Contract, shall be paid by Purchaser to Seller by wire transferred current federal funds.

     3.  Closing.
         -------

          (a) The purchase and sale hereunder shall be closed on that date which is thirty (30) days after the expiration of the Inspection Period at the offices of Glass, McCullough, Sherrill & Harrold, LLP, 3414 Peachtree Road, N.E., Suite 450, Atlanta, Georgia 30326-1162, at 10:00 o'clock a.m. or on such earlier date as designated by Purchaser ("Closing"). Notwithstanding the foregoing, Purchaser may, at its sole option, elect to extend the date of Closing for an additional thirty (30) days upon notice to Seller delivered prior to the original date set for Closing, together with the payment to Escrow Agent of an additional $100,000.00 Earnest Money deposit, which shall be held and disbursed in accordance with Paragraph 1 above. At Closing, Seller shall pay State of Georgia transfer taxes on the limited warranty deed. Purchaser shall pay its title examination costs, title insurance premiums, surveyor's fees, the cost of recording the limited warranty deed, its appraisal fees and engineering fees. Seller and Purchaser shall each pay their respective attorneys' fees and escrow fees shall be divided and paid equally by Seller and Purchaser. Ad valorem taxes, rents, and all other items of income and expense in connection with the operation of the Property, including, but not limited to, common area maintenance charges, insurance premiums and utility charges shall be prorated between Seller and Purchaser as of 12:00 midnight of the day immediately preceding the day of Closing and shall be, as applicable, deducted from or added to the Purchase Price payable to Seller at Closing. In the event that at the time of Closing, the Property is subject to or affected by any special or general assessments, then in such event, any amounts which are due and payable on or before Closing shall be paid in full at Closing by Seller. Subject to the foregoing, ad valorem taxes will be prorated at Closing on the basis of the most recent tax bills, or, if available, based on the current year's valuation or assessment and the last known millage rate, but if the actual taxes for the year of Closing are more or less than the amount prorated, then, upon demand, such taxes shall be re-prorated to reflect the actual amount of taxes due for the calendar year in which the Closing occurs. Notwithstanding anything to the contrary set forth in this subparagraph 3(a), Seller reserves the rights to (i) meet with governmental officials and to contest any reassessment governing or affecting Seller's obligation with respect to ad valorem property taxes paid by or on behalf of Seller, and (ii) to contest any assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of ad valorem taxes applicable to any period prior to the date of Closing. In addition to the prorations set forth above, should Seller receive any refund of taxes, Seller agrees to re-prorate such taxes if any tenant at the Property becomes entitled to a refund or additional rent credit for any period during which Seller owned the Property pursuant to the terms of its lease. Purchaser agrees to pay to Seller, upon receipt, any rents, percentage rent or other payments by tenants under the tenant leases that are due to Seller for the period prior to Closing but are received by Purchaser after Closing; provided that, such tenant is current in the payment of its rent, percentage rent and other charges and not otherwise in default of its lease. Purchaser shall cooperate with Seller and shall use reasonable diligence to collect any delinquent rent, percentage rent or other charges due by tenants under the tenant leases for the period prior to Closing, but Purchaser shall not be required to institute any action or proceeding to collect same or incur any other cost or expense in connection therewith. Seller, at Seller's expense and after notice to Purchaser, shall be entitled to institute an action against any tenant for the recovery of delinquent rent, percentage rent or other charges due to Seller. Purchaser shall receive at Closing a credit for Purchaser's pro rata portion of the rents payable for the month of Closing, but which are received by Seller prior to Closing. Percentage rent shall be prorated between Purchaser and Seller upon receipt in the ratio of the number of months each owned the Property to the total number of months for the percentage rent or overage year for each tenant. Any percentage rent which is collected by Purchaser which pertains to that portion of the lease year or the accounting period of a tenant for the period prior to the Closing and ends thereafter shall be paid to Seller in the month of receipt by Purchaser. Seller's portion shall be computed by multiplying the annual percentage rent paid by tenant for its lease year or annual accounting period that begins prior to the Closing and ends thereafter by a fraction, the numerator of which fraction shall be the number of days from the beginning of tenant's lease year or annual accounting period to the Closing and the denominator of which fraction shall be the actual number of days in such lease year or accounting period. Purchaser shall receive a credit at Closing in an amount equal to all security deposits and escrow deposits, last month's rent payments collected in advance, together with a list of same certified to by Seller. Purchaser shall indemnify and hold Seller harmless from and against any claim made or asserted by any tenant with respect to such credited sum. With respect to tenant improvement costs and leasing commissions incurred by Seller with respect to new leases or any modification, expansion, extension or renewal of existing leases, at the Property entered into after the Effective Date but prior to the Closing in compliance with the provisions of subparagraph 5(c) of this Contract, such costs and commissions will be prorated between Seller and Purchaser over the term of such lease with Seller being responsible for that portion of such costs and commissions which is equal to the ratio of base rent payments received from such tenant through the Closing to the total base rent payable over the term of such lease, renewal, expansion, extension or modification. Notwithstanding the preceding sentence, from and after the Effective Date, Seller agrees not to renew, extend, expand or modify any existing lease affecting the Property in effect as of the Effective Date, unless such lease has a lease expiration date prior to February 1, 1997. In the event the expiration of any such lease has an expiration date prior to February 1, 1997, Seller's extension, expansion, renewal or modification thereof shall be governed by subparagraph 5(c). To the extent practicable, Seller shall obtain final utility meter readings as of the day prior to Closing, and Purchaser shall receive a credit at Closing for any of such bills unpaid as of the date of Closing, prorated for the month of Closing, if applicable. Seller shall deliver possession of the Property to Purchaser immediately upon Closing.

          (b) At the Closing each party hereto shall execute and deliver all documents necessary to effect and complete the Closing, including, but not limited to, the following documents to be executed and delivered by Seller to
Purchaser:

               (i) A limited warranty deed from Seller conveying good and marketable fee-simple title to the Property, free and clear of all liens, restrictions and encumbrances, other than the Permitted Title Exceptions (as hereinafter defined). The legal description of the Property contained in the limited warranty deed shall be that set forth on Exhibit A;

               (ii) An owner's affidavit, which affidavit shall be in form and substance satisfactory to said title insurance company and sufficient to cause said title insurance company to issue an owner's title insurance policy without exception for standard exceptions, including, but not limited to, matters filed in the county property records prior to recordation of the limited warranty deed, un-filed mechanics' liens and broker liens arising under O.C.G.A. Sections 44-14-600, et. seq. and stating that the Property is free from all claims to possession of the Property except those claims arising under the leases set forth in the Rent Roll (hereinafter defined);

               (iii) An affidavit, in form and substance satisfactory to Purchaser, stating Seller's U.S. taxpayer identification number, that Seller and all persons holding beneficial interests in the Property are "United States Persons," as defined by Internal Revenue Code (the "Code")
     Section 1445 (f) (3) and Section 7701(g), and that the purchase of the Property by Purchaser pursuant to this Agreement is not subject to the withholding requirements of Section 1445 (a) of the Code;

               (iv) Instruments reasonably satisfactory to Purchaser reflecting the proper authority of Seller to consummate the transactions contemplated by this Contract;

               (v) An affidavit of gain and withholding in conformance with the requirements of O.C.G.A. Section 48-7-128;

               (vi) An assignment of leases ("Assignment of Leases") from Seller conveying all right, title and interest of landlord in and to the leases for those tenants set forth on the Rent Roll (as hereinafter defined), excluding all those tenant leases which shall terminate prior to Closing and including all those tenant leases entered into by Seller (subject to Purchaser's approval to the extent required under this Contract) from and after the date hereof, up to and including the date of Closing;

               (vii) An Indemnification Agreement providing that Seller shall indemnify and hold Purchaser harmless with respect to any liability or claims for personal injury and/or property damage, asserted by parties other than Purchaser arising from events occurring on or about the Property prior to Closing;

               (viii) A bill of sale from Seller conveying all right, title and interest of Seller in and to all equipment, personal property, and fixtures owned by Seller and used in the operation of the Property;

               (ix) A general assignment of all right, title and interest, if any, of Seller in and to the name "Carrollton Crossroads Shopping Center"; all warranties and guaranties presently in effect with respect to the Property, which are assignable; the service contracts set forth on Exhibit "B" attached hereto and incorporated herein, and Seller shall indemnify and hold Purchaser harmless with respect to all claims for Seller's non-payment, if any, occurring under such contracts for the period prior to Closing and Purchaser shall indemnify Seller with respect to all claims for Purchaser's non-payment, if any, occurring under such contracts for the period subsequent to Closing; all utility deposits, if any, to the extent the same are assignable and so long as Seller receives a credit from Purchaser for such deposits; all certificates of occupancy, operating permits and approvals given or made by governmental authorities with respect to the Property, if any, in the possession of Seller to the extent assignable; and all building plans and specifications with regard to the Property in the possession of Seller (the "Assignment of Contracts");

               (x) An assignment of all right, title and interest of Seller in and to all warranties, if any, presently in effect with respect to any work performed in the construction, renovation or repair of the improvements on the Property to the extent assignable, including, but not limited to, the contracts set forth on Exhibit "D" attached hereto and incorporated herein;

               (xi) Subject to matters disclosed, if any, in the Tenant Estoppel Certificates (as hereinafter defined), a certification by Seller, updated to the date of Closing, as to the truth and accuracy of the representations and warranties set forth in subparagraph 5(b) through (i) and with respect to the information set forth on the Rent Roll, updated to and including the date of Closing and an agreement by Seller to indemnify and hold Purchaser harmless from and against any and all liabilities, losses, costs, damages or expenses (including, but not limited to reasonable attorney's fees) arising from or in connection with the untruth or inaccuracy set forth in such certification, provided however, that the indemnification to be provided pursuant to this subparagraph 3(b)(xi) shall terminate upon the earlier of: (i) six (6) months from and after Closing (provided, that should Purchaser commence a legal action or proceeding against Seller prior thereto, the indemnification obligations of Seller shall survive with respect to the specific matters asserted in such action or proceeding), or
     (ii) receipt by Purchaser, following Closing, of Tenant Estoppel Certificates (as hereinafter defined) confirming the accuracy and truth of the information set forth in the representations and warranties set forth in Paragraph 5 and in the Rent Roll;

               (xii) Notification to tenants and other person designated by Purchaser of the change of ownership of the Property;

               (xiii) A separate certification and Georgia Broker Lien Waiver Affidavit from each of Seller, Equity Properties and Management Limited Partnership ("Agent") and Broker (as hereinafter defined) that all leasing commissions, brokerage fees, sales commissions or similar payments with respect to the sale contemplated by this Contract and any tenant lease affecting the Property as of the date of Closing, including, but not limited to, any renewals or expansions with regard to such leases (hereinafter referred to collectively as the "Leasing Commissions") have been paid in full, except for the Equity Lease Commission, if any, payable in accordance with subparagraph 5(c);

               (xiv) A closing statement prepared by Seller setting forth the prorations and disbursements to be made at Closing, which closing statement shall be subject to verification and the reasonable approval of Purchaser (the "Closing Statement"); and

               (xv) Seller's federal tax identification number to enable Purchaser to perform the duties and obligations of "reporting person" with respect to the transaction contemplated by the Contract for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on a real estate transaction closed on or after January 1, 1991. Seller also agrees to execute a transferor identification agreement with respect to the transaction as contemplated by the Contract.

               (xvi) Such other documents as may be reasonable and necessary to consummate and close the purchase and sale contemplated herein pursuant to the terms and provisions of this Contract, which documents shall be subject to the reasonable approval of Seller and Purchaser.

     At Closing, subject to the terms of this Contract, Purchaser shall deliver
(i) the Purchase Price, subject to the terms and provisions of Paragraph 2 of this Contract; (ii) a counterpart of the following documents executed by
Purchaser: the Closing Statement, the Assignment of Leases and the Assignment of Contracts; (iii) designation agreement accepting designation as the reporting person with respect to the transaction as contemplated by the Contract; and (iv) instruments reflecting the proper authority of Purchaser to consummate the transactions contemplated by this Contract; and (vi) such other documents as may be reasonable and necessary to consummate and close the purchase and sale contemplated herein pursuant to the terms and provisions of this Contract, which documents shall be subject to the reasonable approval of Seller and Purchaser.

     4.   Seller's Delivery of Documents.
          ------------------------------

          Unless delivered prior to or at the execution of this Contract, Seller shall deliver or make available to Purchaser for Purchaser's review and photocopying copies of the following documents and instruments as soon as practical after the execution hereof, but in any event not more than ten (10) days after the Effective Date and such other documents or information, from time to time, reasonably requested by Purchaser:

               (i) True, accurate and complete copies of all leases pertaining to, or affecting, the Property, together with all modifications, guaranties, and amendments (with any originals thereof under the control of or in the possession of Seller to be delivered to Purchaser at Closing).

               (ii) All Property reports, notices to and from tenants at the Property, in the possession or control of Seller or Agent and tenant ledger cards or similar documents showing payment history of all tenants at the Property during 1995 and 1996 (year to date), if any, under the control of or in the possession of Seller.

               (iii) Any and all original municipal, county and state permits or licenses necessary for the use or occupancy of the buildings on the Property, if any, in Seller's possession or under Seller's control, including without limitation, a copy of the final Certificate of Occupancy, or its equivalent;

               (iv) Copies of 1995 and 1996 (year to date) bills, invoices and receipts related to the operation of the Property in Seller's possession and control, including, but not limited to those related to parking lot and lawn maintenance, electricity consumption, trash collection, sewage, water and gas consumption, real estate taxes, assessments, payroll, building and Property repairs, replacement improvements, additions and renovations;

               (v) Any surveys, environmental reports, and title insurance policies, and any engineering reports prepared by any party other than Seller or its affiliates, if any, related to the Property in Seller's possession or under Sellers' control;

               (vi) With respect to any tenant lease affecting the Property, all tenant notices and Seller's budgets and worksheets related to 1996 and 1997 real estate tax, insurance and common area maintenance tenant expense "pass-throughs";

               (vii) Copies of any and all service, management, supply, maintenance, trash removal, utility and other similar contracts and agreements which relate to or affect the Property;

               (viii) Copies of all warranties and guaranties in effect and in Seller's possession or control with respect to the Property or any equipment on the Property;

               (ix) A list of the names of all persons or entities to whom Seller may be obligated to pay any leasing commission, brokerage fee or similar payment in respect to any of the tenant leases affecting the Property, or any portion thereof, (other than Agent) whether the same are due prior to Closing or are to become due after Closing, together with copies of any and all agreements related to same;

               (x) A list of all employees and their positions, salaries, wages and benefits, duties and responsibilities, performing work solely with respect to the Property;

               (xi) Operating statements for the Property for the years 1994, 1995 and 1996 (year to date) and sales reports for all tenants of the Property since January 1, 1994.

          The obligations of Seller under this Paragraph 4 shall not survive Closing.

     5.   Warranties and Representations.
          ------------------------------

          Seller does hereby warrant and represent that:

          (a) Title. That Seller owns good and marketable fee-simple title to the Property free and clear of all liens, restrictions and encumbrances, except for those matters set forth on Exhibit "C" attached hereto and incorporated herein (the "Existing Title Exceptions") and the tenancies set forth on the Rent Roll;

          (b) Actions. That there is no action, suit or proceeding pending, or to the knowledge of Seller, threatened in writing against Seller, Agent or the Property or the operation thereof, either directly or indirectly;

          (c) Tenancies. That the rent roll, attached hereto and incorporated herein as Exhibit "E" ("Rent Roll"), accurately sets forth all tenants and/or occupants presently, with the rights to, or in possession of, the Property and that all the information set forth therein is true and correct and the leases for the tenant's described therein are in full force and effect; that Seller shall take no action by act or omission, that would result in a default by Seller under or a termination of any of said leases or occupancy agreements; that each of such occupants and tenants have accepted possession of its respective demised premises, and has commenced payment of rent in accordance with the terms of its respective lease or occupancy agreement; that, to the knowledge of Seller, that there are in existence no promissory notes or other documents or instruments evidencing an obligation on the part of any tenant or occupant in the Property to pay rentals or other sums due under any of said tenant leases or occupancy agreements; that, to the knowledge of Seller, there are no monetary defaults of any nature and no non-monetary defaults of a material nature on the part of the tenant or landlord under any of the tenant leases or occupancy agreements affecting the Property; that there are no rentals prepaid by more than thirty (30) days, security deposits, rent concessions or other concessions in connection with any of said tenant leases or occupancy agreements, except as specifically set forth on the Rent Roll; that, to the knowledge of Seller, all alterations, installations, decorations and other work required to be performed by the landlord, as of the Effective Date and re-acknowledged as of the date of Closing, under the provision of any tenant lease or occupancy agreement have been completed and fully paid; that Seller has not and will not collect any of the rents of other sums arising or accruing under any of said tenant leases, occupancy agreements or any new leases entered into by Seller, more than thirty (30) days in advance of the time when they shall become due; that there are no proceedings pending before any court or agency to which Seller or the Property is a party affecting any of the tenant leases or occupancy agreements; that Seller has not given or suffered any assignment, pledge, or encumbrance in respect to any of the tenant leases or occupancy agreements or its interests thereunder; that Seller has received no written notice, from any tenant or occupant listed on the Rent Roll alleging that any provision in its lease violates any other lease or any restrictive covenant or governmental requirement affecting the Property; that any allowances required to be paid by Seller on or prior to Closing to any tenant set forth on the Rent Roll (as updated) shall be paid by Seller in full on or before the date of Closing; that, except for the tenants listed on the Rent Roll, the Property is not subject to any lease, and that, from and after the expiration of the Inspection Period and so long as this Contract remains in force, Seller will not, without the prior written consent of Purchaser, such consent not to be unreasonably withheld, lease or convey all or any portion of the Property, or enter into any agreement granting to any person any right in respect to the Property, or any portion thereof, or alter, amend or modify the terms of said existing tenant leases or occupancy agreements in any manner or respect whatsoever; that prior to the expiration of the Inspection Period, Seller shall be permitted to lease portions of the Property or alter, amend, or modify the terms of existing tenant leases; provided that, Purchaser shall have a minimum of five (5) business days from actual receipt (notwithstanding the second sentence of Paragraph 13) of such new lease, amendment or modification to review same and the Inspection Period shall be extended, if necessary, to give Purchaser such full five (5) business day period to examine same and so as to permit Purchaser to cancel this Contract in the event Purchaser is dissatisfied with such lease, amendment or modification, in Purchaser's sole discretion, with failure to so notify Seller of Purchaser's election being deemed to be acceptance of such lease, amendment or modification; that all leases relative to the tenants listed on the Rent Roll are assignable by Seller without the consent of any other party; that there exists as of the Effective Date, and at Closing will exist, no unpaid broker's or leasing commissions (including commissions of Agent) and no agreements for Leasing Commissions under any tenant leases or occupancy agreements related to or affecting the Property, except as set forth in subparagraph 3(a) above and further except Purchaser shall be required to pay to Agent a leasing commission (the "Equity Lease Commission") with respect to the execution of any new lease, the renewal of the term of any existing lease, or the expansion or relocation of the leased premises under any existing lease, so long as (i) such new lease, lease expansion, renewal or relocation is entered into by Purchaser within the first ninety (90) days after the Closing, (ii) such agreement is not entered into pursuant to the exercise of an option or right granted to such tenant under the terms of any lease existing as of the Closing and (iii) the applicable tenant has either delivered to Purchaser and Seller or Agent a "lease application" prior to Closing (each such applicable transaction being referred to herein as a "Commission Transaction"). The Equity Lease Commission on any Commission Transaction shall be calculated as follows:


          Commission                Equity Lease Commission
          Transaction:              Per Square Foot:
          -----------               ---------------
          New Leases                      $5.00
          Renewals                        $2.50
          Expansion/Relocation            $3.75

          (d) Contracts. That, except as specifically set forth on Exhibit "B" attached hereto and incorporated herein, there are no service, supply, utility, management or other agreements which in any manner affect or otherwise relate to the Property ("Service Agreements"), and that true, correct and complete copies of each of the contracts or agreements set forth in the attached Exhibit "B" are attached hereto (with any originals thereof under the control of or in the possession of Seller to be delivered to Purchaser at Closing); that Seller shall not enter into any new Service Agreements or modify any existing Service Agreement, without the consent of Purchaser, which consent shall not be unreasonably withheld;

          (e) Improvements. Except as disclosed to Purchaser on attached Exhibit "F" (which is incorporated herein by this reference), Seller has not received any written notice from any governmental department or authority that the Property and the use of the Property does not comply with any code, ordinance, law, rule and regulation of any governmental authorities having jurisdiction over, and with all private restrictions, if any, affecting the Property; that Seller has received no written notice from any governmental department or authority of any alleged violation related to or affecting the Property of any of codes, ordinances, laws, rules, regulations or private restrictions and Seller shall promptly deliver any such written notice, whether received prior to or after Closing, to Purchaser; that Seller has not received any written notice from any governmental department or authority that the Property is not properly zoned for its present use or is not in compliance with all applicable zoning ordinances, restrictions, easements, limitations or conditions of any sort whatsoever affecting the use of the Property not referred to herein; that Seller has not received any written notice from any insurance company of any defects or any inadequacies in connection with the Property or the operation of same; that Seller has not received any written notice from any governmental entity that the Property is not in compliance with applicable governmental laws and authorities because any necessary certificate of occupancy or its equivalent has not been issued and/or such certificates are not currently in effect with respect to all improvements located on the Property; that Seller has not received any written notice that the current use of the Property is not in conformity with all such certificates of occupancy; that Seller has not done, and that Seller will not between now and the date of Closing take any action which would cancel, terminate, reduce or interfere with the validity, effectiveness or good standing of any existing warranties or guaranties on the structures, improvements and equipment constituting the Property; and that Seller will provide to Purchaser copies of any written notices received regarding the matters set forth in this subparagraph prior to Closing;

          (f) Operation Prior to Closing. That, at all times prior to Closing, Seller shall continue to conduct business with respect to the Property in conformity with Seller's prior business practices at the Property; that, following the expiration of the Inspection Period, Seller shall not, without the prior consent of Purchaser, which consent shall not be unreasonably withheld, enter into any lease, lease amendments, contract, Service Contract, without the consent of Purchaser, which consent shall not be unreasonably withheld; and, that following the date hereof and continuing until the expiration or termination of this Contract, Seller shall not make any change in or acceleration of its normal and ordinary course of business at the Property, make any material change in its normal and customary advertising, promotional or maintenance practices at the Property; and that Seller will take, or cause to be taken, all commercially reasonable actions necessary to cause each of the foregoing warranties and representations to remain true and correct in all respects from the date hereof to the date of Closing and will refrain from taking any action which would cause any of such warranties and representations to become incorrect or untrue at any time during such period, unless this Contract contemplates the taking of such action and the consequent modification of certain warranties or representations.

          (g) Seller's Authority and Tax Status. That Seller has full right, power and authority to enter into this Contract and consummate the transactions contemplated hereby and will deliver satisfactory evidence of such in accordance with this Contract. That Seller and all persons or entities having beneficial interests in the Property are "United States Persons," as defined in Internal Revenue Code (the "Code") Section 1445(f)(3) and Section 7701(g), and that the purchase of the Property by Purchaser as contemplated herein will not be subject to the withholding requirements of either Section 1445(a) of the Code;

          (h) No Default. The execution and performance of this Contract and the consummation of the transactions contemplated hereby will not result in any breach or violation of any of the terms or provisions of, or constitute a material default under any indenture, mortgage, note or other agreement or instrument to which either the Seller or by which the Seller is bound; and any note or obligation to pay any sums secured by a mortgage, deed to secure debt, or other encumbrance on the Property shall be satisfied at Closing by Seller at Seller's sole cost without penalty or cost to Purchaser and any such mortgage, deed to secure debt or other encumbrance shall be marked satisfied of record as of Closing; and

          (i) Parking Lot. That Seller has paid the full contract price with regard to that certain Construction Service Agreement between Wendell Ethridge (d/b/a Wendell Ethridge Construction) ("Ethridge") and Agent, dated October 15, 1996, and to the knowledge of Seller, all work performed by Ethridge pursuant to such contract has been satisfactorily completed.

     For purposes of the foregoing warranties and representations, when any statement is made to "Seller's knowledge" or to the "knowledge of Seller", such phrase shall mean the actual knowledge of Jeff Aronoff, Asset Manager of Agent and Vicki Bone, Regional Director of Property Management for Agent, and shall exclude the knowledge of any other person or entity. The foregoing warranties and representations shall not be affected by any investigation or verification by any party hereto or by anyone on behalf of any party hereto and (i) except as otherwise provided in the limited warranty deed delivered to Purchaser pursuant to subparagraph 3(a)(i) of this Contract, the representations and warranties set forth in subsection (a) above shall not survive Closing; and (ii) the remaining representations and warranties set forth above shall not merge into the Contract at Closing, but shall survive the Closing (subject to the limitations set forth in subparagraph 3(b)(xi)) for a period of six (6) months; provided that, if Purchaser shall have commenced a legal action or proceeding against Seller during such six (6) month period, the applicable representations and/or warranty shall survive with respect to the specific matters asserted in such action or proceeding. The foregoing warranties shall be reaffirmed in writing by Seller at and as of the Closing, subject to the limitations set forth herein.

     ACKNOWLEDGING PURCHASER'S OPPORTUNITY TO INSPECT THE PROPERTY, EXCEPT AS OTHERWISE SET FORTH IN THIS CONTRACT, PURCHASER AGREES TO TAKE THE PROPERTY "AS IS" WITH ALL FAULTS AND CONDITIONS THEREON. EXCEPT AS OTHERWISE SET FORTH IN THIS CONTRACT, ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS ("DISCLOSURES") PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS BY SELLER, ITS AGENTS OR EMPLOYEES CONCERNING THE ENVIRONMENTAL CONDITION OF THE PROPERTY SHALL NOT BE REPRESENTATIONS OR WARRANTIES. EXCEPT AS OTHERWISE SET FORTH IN THIS CONTRACT, PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ON ITS OWN INSPECTION OF THE PROPERTY. EXCEPT AS OTHERWISE SET FORTH IN THIS CONTRACT, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE FUTURE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON OR (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, AND EXCEPT AS OTHERWISE SET FORTH IN THIS CONTRACT SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 ("CERCLA"), AS AMENDED AND REGULATIONS PROMULGATED THEREUNDER. EXCEPT AS OTHERWISE SET FORTH IN THIS CONTRACT, PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, OR ASSIGNS (COLLECTIVELY, "SELLER AND ITS AFFILIATES") BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED,
(B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY HAZARDOUS MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY, OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY.

     6.   Title Objections.
          ----------------

          (a) To and including that day which is thirty (30) days following the Effective Date (the "Initial Examination Period"), Purchaser may examine title to the Property and obtain a commitment for title insurance (the "Title Commitment") and notify Seller of any encumbrances, exceptions or matters appearing on the Title Commitment rendering title unmarketable as of the date thereof, other than the Existing Title Exceptions, and Purchaser shall provide a copy of the Title Commitment to Seller within a reasonable period of time after receipt thereof by Purchaser. Following the Effective Date, Seller agrees not to further voluntarily encumber the Property without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. For purposes of this Contract, the marketability of title to the Property shall be determined under Georgia law, as supplemented by the title standards of the State Bar of Georgia. If Purchaser fails to notify Seller of any objections, other than the Existing Title Exceptions, to the marketability of title disclosed by the Title Commitment prior to the end of the Initial Examination Period, Purchaser shall be deemed to have accepted the state of title as of the date of this Contract, subject to subparagraph 6(b) hereof. Notwithstanding the preceding sentence, Seller agrees to pay, discharge and cause to be canceled of record prior to Closing any security deed, mortgage or related loan documents entered into by Seller (or otherwise satisfy Purchaser's title insurance company so that such title insurance company will eliminate same as an exception to Purchaser's Owner's Title Insurance Policy). Seller also agrees to cause Purchaser's title insurance company to insure or endorse over any judgments for monetary damages or material or mechanic liens, but only to the extent that such title insurance company is willing to insure or endorse over any and all such judgments and liens based solely on Seller's entering into a title indemnity agreement with such title company where Seller's liability thereunder is expressly limited to no more than $100,000 in the aggregate, escrowed with such title company. If Seller does not correct any of Purchaser's objections within fifteen (15) business days from receipt of such notice and in the manner set forth above or notify Purchaser, within such time period, that such objections will be cured at the Closing and so cure same by or at Closing, then, at the option of Purchaser, evidenced by written notice to Seller given within five (5) days after the expiration of said period or failure to cure, Purchaser shall:

               (i) waive Purchaser's objection and purchase the Property (or such portion thereof or interest therein as Seller is able to convey), without any reduction in the Purchase Price;

               (ii) decline to purchase the Property and receive the return of the Earnest Money, as Purchaser's sole and exclusive remedy hereunder; or

               (iii) seek specific performance in order to require Seller to completely fulfill its obligations under this Contract; provided, that, such action is brought within forty-five (45) days from the expiration date by which such failure, default, or breach should have been cured.

     (b) After the Initial Examination Period but prior to the Closing, Purchaser may from time to time make additional examinations of Seller's title to the Property and notify Seller of any objections to the marketability of Seller's title arising from and after the effective date of the Title Commitment. If Seller fails to cure any of such objections of Purchaser, then at the option of the Purchaser, Purchaser shall have its choice of the elections provided in subparagraph 6(a) with respect to the initial examination; provided, however, if any such subsequent objection to the marketability of Seller's title arose or was created in breach of Seller's agreements under subparagraph 6(a) hereof, then Purchaser may seek specific performance of this Contract against Seller.

     (c) As used in this Contract, the term "Permitted Title Exceptions" shall refer to the Existing Title Exceptions and to those title objections or exceptions affecting the marketability of title to the Property and which (i) were not objected to by Purchaser within the time provided in subparagraph 6(a) hereof, or (ii) were waived by Purchaser pursuant to subparagraph 6(a)(i) hereof, or (iii) were waived by Purchaser pursuant to subparagraph 6(b) hereof.

     7.   Survey.
          ------

          Until the end of the Initial Examination Period, Purchaser, at Purchaser's expense, shall have the right to have boundary and topographical surveys of the Property prepared by a surveyor satisfactory to Purchaser and to the specifications and requirements of Purchaser (the "Survey") and to object to any matter affecting the Property disclosed by the Survey by providing notice of such objections and a copy of the Survey to Seller. If Purchaser notifies Seller of any objections based on the Survey, Seller shall be permitted to correct any such objections within ten (10) days of receipt of such notice. If Seller does not correct such objections within ten (10) days of receipt of such notice or warrant and covenant to Purchaser [within said ten (10) day period] that such objections will be cured at the Closing and so cure same at Closing, then, at the option of Purchaser, evidenced by written notice to Seller given within five
(5) days after the expiration of said period or failure, Purchaser shall:

               (i) waive Purchaser's objection and purchase the Property (or such portion thereof or interest therein as Seller is about to convey), without any reduction in the Purchase Price;

               (ii)   decline to purchase the Property; or

               (iii) seek specific performance in order to require Seller to completely fulfill its obligations under this Contract; provided, that, such action is brought within forty-five (45) days from the expiration date by which such failure, default or breach should have been cured.

     In the event that such survey discloses a legal description of the Property which differs from that described in Exhibit A hereto, Seller shall at the request of Purchaser, execute, seal, and deliver at Closing a quitclaim deed in recordable form conveying the Property as described by said survey. From and after the Effective Date, Seller covenants and agrees not to voluntarily cause an encroachment upon the Property or upon any adjoining property.

     8.   Inspection.
          ----------

          (a) During the term of this Contract, Purchaser and its agents, engineers, surveyors, appraisers, engineers and other representatives shall have the right, during normal business hours and with twenty-four (24) hours telephonic notice to Seller via Jeff Aronoff at (312) 466-3694 (after first giving notice within business hours), to enter upon the Property to inspect, examine, survey, obtain engineering inspections, soil samples and borings, appraise, and otherwise do that which, in the opinion of Purchaser, is necessary to determine the boundaries, acreage and condition of the Property for the uses intended by Purchaser. Provided however, Purchaser must obtain the consent of Seller via Jeff Aronoff at the above number prior to obtaining soil samples and borings, which consent shall not be unreasonably withheld. Purchaser agrees to use commercially reasonable efforts to minimize any disturbance to the tenants at the Property caused by its presence. Purchaser shall indemnify and hold Seller harmless from any loss, cost, damage or claim caused by Purchaser's foregoing tests, surveys and inspections.

          (b) Seller agrees to make all of Seller's books, files and records (other than Seller's confidential analyses and forecasts) relating in any way to the Property available for examination by Purchaser and Purchaser's agents and representatives, who shall have the right to make copies of such books, files and records and to extract therefrom such information as they may desire.

          (c) Seller acknowledges that, as of the date hereof, Purchaser has not completed Purchaser's inspection of the Property and the books and records pertaining thereto, the title encumbrances affecting the Property and certain other matters pertaining to the Property, and, accordingly, does hereby grant to Purchaser the right to terminate this Contract for any reason whatsoever, at any time on or before forty-five (45) days after the Effective Date, as the same may be extended pursuant to subparagraph 5(c) (the "Inspection Period"), by delivering written notice of such termination to Seller and Escrow Agent. In the event of such termination, Escrow Agent shall immediately return the Earnest Money to Purchaser, less $100.00 which shall be paid to Seller in consideration of Seller's entering into this Contract and shall make this Contract binding on Seller even if certain provisions hereof are not binding on Purchaser or are to be performed within the Purchaser's control or discretion, whereupon no party hereto shall have any further rights, liabilities or obligations hereunder. Seller and Purchaser hereby expressly acknowledge and agree that nothing contained in this subparagraph 8(c) shall limit, restrict or otherwise affect Seller's warranties, representations and covenants contained elsewhere in this Contract, or any of the rights or remedies provided to Purchaser in this Contract.

     9.   Casualty and Condemnation.
          -------------------------

          (a) If the Property, or any portion thereof, is damaged, destroyed or rendered inoperable by casualty prior to the Closing, then, at the option of Purchaser, (i) this Contract shall terminate and the Earnest Money shall immediately be returned to Purchaser, and whereupon no party hereto shall have any further rights, liabilities or obligations hereunder, or (ii) this Contract shall remain in full force and effect, and Seller, at the time of Closing hereunder, shall transfer and assign to Purchaser all of Seller's right, title and interest in and to any insurance proceeds received or to be received by reason of such damage or destruction, said option to be exercisable by Purchaser by delivering to Seller written notice of such exercise on or before the fifteenth (15th) day following the date on which Purchaser receives from Seller written notice of such damage or destruction, but in no event later than the date of Closing hereunder. If Purchaser fails to exercise said option within said fifteen (15) day period, then, Purchaser shall be deemed to have elected the alternative set forth in subparagraph 9(a)(ii), above. Notwithstanding the preceding provisions of this subparagraph 9(a), if the repair costs of such casualty damage is less than the $500,000.00, this Contract shall remain in full force and effect, and Purchaser shall be obligated to proceed, subject to the other terms of this Contract, with the purchase of the Property, without a reduction of the Purchase Price; provided, Purchaser is reimbursed by Seller at Closing for the full amount necessary to repair and replace such damage.

          (b) If, at any time prior to the Closing hereunder, any action or proceeding is filed or threatened, under which the Property, or any portion thereof, may be taken pursuant to any law, ordinance or regulation or by condemnation or the right of eminent domain, then, at the option of Purchaser
(i) this Contract shall terminate and the Earnest Money shall immediately be returned to Purchaser, and no party hereto shall have any further rights, liabilities or obligations hereunder, or (ii) this Contract shall remain in full force and effect, and Seller, at the time of Closing hereunder, shall transfer and assign to Purchaser all of Seller's right, title and interest in and to any proceeds received or which may be received by reason of such taking, or a sale in lieu thereof, said option to be exercisable by Purchaser by delivering to Seller written notice of such exercise on or before the fifteenth (15th) day following the date on which Purchaser receives from Seller written notice that such suit has been filed or is threatened, but in no event later than the date of Closing hereunder. If Purchaser fails to exercise said option within said fifteen (15) day period, then, Purchaser shall be deemed to have elected the alternative set forth in subparagraph 9(b)(ii), above.

     10.  Conditions to Closing.
          ---------------------

          (a) Notwithstanding anything contained herein to the contrary, the obligations of Purchaser hereunder are expressly made subject to the following:

               (i) The truth and accuracy, as of the date of this Contract and as of the date of Closing hereunder, of each and every warranty or representation made herein by Seller and the fulfillment by Seller of each and every covenant and agreement of Seller pursuant to or arising under this Contract; and

               (ii) The delivery by Seller to Purchaser, on or before the date of Closing, of the documents described in subparagraphs 3(b)(i) through
     (xiii), all properly completed and executed in form acceptable to Purchaser; and

               (iii) As of the Closing, Buyer must be able to obtain an Owner's Policy of Title Insurance, ALTA Form 1990, issued by Old Republic National Title Insurance Company, insuring Purchaser's interest in the Property in the full amount of the Purchase Price, subject only to the Permitted Exceptions, obtainable by Purchaser pursuant to the Title Commitment at no greater than standard rates, without the "standard" exceptions and without any requirement for any indemnification or other non-standard undertaking on the part of Purchaser or any other person or entity; and

               (iv) The delivery by Seller to Purchaser, on or before five (5) days prior to the date of Closing, of Tenant Estoppel Certificates executed and delivered by each of the tenants of the Property substantially in the form of Exhibit "G" attached hereto and incorporated herein ("Tenant Estoppel Certificate"); said Tenant Estoppel Certificates shall be dated within thirty (30) days prior to the date of Closing, but in no event prior to the first (1st) day of the month of Closing hereunder; in the event a tenant lease is guaranteed, the "Guarantor" portion of such Tenant Estoppel Certificate shall be signed by such guarantor, reaffirming that its guaranty remains in full force and effect. For purposes of this subparagraph, a Tenant Estoppel Certificate or Landlord Estoppel Certificate (hereinafter defined) may be deemed unacceptable by Purchaser if the tenant is unable to affirmatively certify the representations set forth in the Tenant Estoppel Certificate or if such certificate sets forth the existence of a default under any tenant lease by either the tenant (other than a default by a tenant which is solely limited to the non-payment of rent not caused in whole or in part by any act or omission by Landlord) or the landlord or alleges the non-performance by the landlord of any obligation to the tenant under its lease, or if such certificate is not in conformity with the information set forth in the Rent Roll; provided, that, the inability to confirm the statements set forth in Section 6 of Exhibit "G" shall not render such Tenant Estoppel Certificate unacceptable.

     Subject to Seller obtaining Tenant Estoppel Certificates from the Major Tenants (as hereinafter defined), if Seller is unable to obtain Tenant Estoppel Certificates from one hundred percent (100%) of the remaining tenants and guarantors (exclusive of the Major Tenants) which satisfy the requirements of this subparagraph, but is able to obtain Tenant Estoppel Certificates from tenants representing eighty percent (80%) of the rentable and occupied square footage at the Property, in addition to Tenant Estoppel Certificates from the Major Tenants, then Seller shall deliver a landlord estoppel certificate ("Landlord Estoppel Certificate") in form and substance reasonably satisfactory to Purchaser confirming the accuracy of the information set forth in the Rent Roll and addressing the matters set forth in said Exhibit "G" with respect to such remaining tenants as well as for the Major Tenants for which Tenant Estoppel Certificates have not been provided (subject to Purchaser's waiver of such Major Tenant, Tenant Estoppel Certificate requirement, in Purchaser's sole and absolute discretion), in which event the Tenant Estoppel Certificate requirement of such tenant or occupant shall be deemed to have been satisfied; provided however, that notwithstanding anything stated in the foregoing to the contrary, it shall be a condition of Closing (subject to Purchaser's waiver of such requirement in its sole and absolute discretion) that Seller deliver a Tenant Estoppel Certificate executed by each of the following major tenants: Wal-Mart, J.C. Penney, Kroger, Goody's, Cato Fashions, Famous Footwear, Its Fashions, Maurices, Valentionos and Sun Trust Bank (the "Major Tenants"). If Seller delivers a Landlord Estoppel Certificate with respect to any tenant or guarantor which it is permitted to do so for under this subsection, Seller shall indemnify and hold Purchaser harmless from an inaccuracy stated therein or any breach under such lease by landlord or tenant, which indemnification shall survive the Closing until the earlier of (i) six (6) months after the Closing, except that such indemnification obligations shall survive with respect to the subject matter of any legal action or proceeding brought by Purchaser against Seller for such inaccuracy or breach within six (6) months from the date of Closing, or (ii) as otherwise provided in the following sentence. If a Tenant Estoppel Certificate is delivered to Purchaser after the Closing meeting the requirements of this subsection or should Purchaser enter into a written lease modification executed by Seller and such tenant, the Landlord Estoppel Certificate delivered with respect to such tenant shall automatically be deemed null and void and Purchaser shall return the same to Seller. Seller shall complete the information on the Tenant Estoppel Certificates (i.e., name, address, premises description, etc.) and circulate same to all the tenants at the Property. Seller shall be permitted after Closing to continue to deal with any such tenant or guarantor who has not delivered a Tenant Estoppel Certificate to attempt to obtain such a certificate from such tenant, and Purchaser shall reasonably cooperate with Seller in such attempt, at no cost to Purchaser.

     The foregoing conditions (a)(i) through (iv) set forth immediately above must be met without exception, reservation, or allegation or claim of default or incomplete performance of an obligation to be performed, and are imposed solely for the benefit of Purchaser, and Purchaser shall have the right to waive any of said conditions by written notice of said waiver to Seller.

     11.  Brokerage.
          ---------

          Purchaser and Seller each represent and warrant to the other that they have dealt with no brokers other than Ben Carter Associates ("Broker"). Seller shall pay Broker a real estate commission with regard to the sale contemplated herein, in the event such sale closes, pursuant to a separate commission agreement, and Seller does hereby indemnify and agree to hold Purchaser harmless from and against any and all causes, claims, demands, losses, liabilities, fees, commissions, settlements, judgments, damages, expenses and fees (including attorneys' fees and court costs) in connection with any claim for commissions, fees, compensation or other charges relating in any way to this transaction, or the consummation thereof, which may be made by any person, firm or entity, including, but not limited to, Broker, as the result of any of Seller's acts or the acts of Seller's representatives. Purchaser does hereby indemnify and agree to hold Seller harmless from and against any and all causes, claims, demands, losses, liabilities, fees, commissions, settlements, judgments, damages, expenses and fees (including attorneys' fees and court costs) in connection with any claim for commissions, fees, compensation or other charges relating in any way to this transaction, or the consummation thereof, which may be made by any person, firm, or entity (other than Broker) as the result of any of Purchaser's acts or the acts of Purchaser's representatives.

     12.  Application of Earnest Money and Remedies.
          -----------------------------------------

          (a) Upon the Closing of the purchase and sale hereunder, the Earnest Money shall be paid by Escrow Agent to Seller and applied to and credited against the Purchase Price.

          (b) If the purchase and sale contemplated under this Contract is not closed (i) by reason of Seller's default hereunder, or (ii) because any warranty or representation made herein by Seller proves untrue and is not waived by Purchaser, then, Purchaser shall be entitled to elect either (w) to decline the Property and receive the return of the Earnest Money as Purchaser's sole and exclusive remedy hereunder, or (x) seek specific performance of this Contract by Seller; provided, that, such action is commenced within the later of forty-five
(45) days from: (y) the date originally set for Closing, or (z) if the Closing is extended pursuant to subparagraph 3(a), such date of Closing, as so extended.

          (c) If the purchase and sale contemplated under this Contract is not closed by reason of Purchaser's default hereunder, then, as full liquidated damages for such default by

Purchaser, Escrow Agent shall immediately pay the Earnest Money to Seller pursuant to the procedures set forth in the escrow letter entered into by the parties under Paragraph 1 of the Contract, whereupon no party hereto shall have any further rights, liabilities or obligations under this Contract, it being specifically understood and agreed that payment of the Earnest Money to Seller, as liquidated damages, shall be Seller's sole and exclusive remedy hereunder, Seller hereby specifically waiving and relinquishing any and all other remedies at law or in equity. The retention of the Earnest Money by Seller is the parties' best estimate of the damages suffered by Seller as a result of Purchaser's breach of this Contract and is not a penalty.

          (d) Subject to the limitation set forth in subparagraph 10(a)(iv) with regard to Landlord Estoppel Certificates, if the purchase and sale contemplated under this Contract is closed, Purchaser shall have the right to avail itself of any and all remedies in law or equity under the laws of the State of Georgia for any breach or default by Seller of this Contract; provided, that, with respect to any inaccurate representation or warranty given Seller in subparagraph 5(b) through (i), such action for inaccurate representation or warranty must be commenced within six (6) months after the date of Closing.

     13.  Notices.
          -------

          All notices and elections permitted or required to be made under this Contract shall be in writing, signed by the party giving such notice or election and shall be delivered personally, or sent by courier service (such as Federal Express) or registered or certified mail to the other party hereto. The earlier of the date of personal delivery or the date of mailing or delivery to a courier service shall be the date of such notice or election. It is hereby expressly understood and agreed that in the event any date on which notice is required to be made hereunder falls on a Saturday, Sunday or federal holiday, then the date on which such notice or election is required to be given or made hereunder shall for all purposes, be deemed to be the next business day.

The address of Purchaser is:

     Buford Highway
     Atlanta, Georgia  30340
     Attention:  Jack N. Halpern, President

     With a copy to:

          Chester G. Rosenberg
          Glass, McCullough, Sherrill & Harrold, LLP
          Peachtree Road, N.E.
          Suite 450
          Atlanta, Georgia  30326-1162

The address of Seller is:

          c/o Equity Properties and Development Limited Partnership
          Suite 1000
          Two North Riverside Plaza
          Chicago, Illinois  60606
          Attention:   George C. Touras, General Counsel

     With a copy to:

     Rosenberg & Liebentritt, P.C.
     Suite 1515
     Two North Riverside Plaza
     Chicago, Illinois  60606
     Attention:  Ira Chaplik

     14.  Miscellaneous.
          -------------

          This Contract shall be binding upon and shall inure to the benefit of Seller and Purchaser, their respective successors, successors-in-title, legal representatives and heirs, and with respect to assigns, to the extent permitted hereunder. This Contract shall be construed and enforced in accordance with the laws of the State of Georgia. If any provision hereof is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof. This Contract contains the entire agreement of the parties hereto concerning the subject matter hereof, and no representations, inducements, promises or agreements, oral or otherwise, not expressly set forth herein shall be of any force or effect. This Contract may not be modified except by written modification, executed by all parties hereto. Purchaser shall have the right to assign this Contract, or any interest herein, to any affiliate, or pursuant to Paragraph 15 of this Contract without the prior written consent of Seller. In the event of any such assignment and the assumption by such assignee of Purchaser's obligations under this Contract, Seller shall thereafter look solely to such assignee for the performance of all obligations imposed upon Purchaser under this Contract; provided, however, that Seller can look to Purchaser for any claims connected to the indemnification provided by Purchaser under subparagraph 8(a) of this Contract. Notwithstanding anything to the contrary contained in this Contract, and without in any manner whatsoever affecting Purchaser's rights hereunder, in the event Seller fails to perform any covenant or obligation of Seller hereunder within the time permitted or required for such performance, Purchaser may, in its sole discretion and upon written notice to Seller, extend the time for performance by Purchaser of any or all of its covenants or obligations hereunder, including, without limitation, the date by which Purchaser is required or permitted to give any notice to Seller; provided, however, that no such extension shall exceed the number of days that Seller has delayed performance of its covenants and obligations hereunder. All titles or captions of the paragraphs set forth in this Contract are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Contract, or the intent of any provision hereof. Time is of the essence of this Contract. Neither party hereto shall disclose the terms and conditions of this Contract to any other party without the written consent of the other, except to those parties acting in a fiduciary capacity (i.e., legal representatives, financial institutions, authorized agents, partners, shareholders directors, officers, etc.).

     15.  Like-Kind Exchange.
          ------------------

          Seller acknowledges that Purchaser may transfer the Property or assign this Contract to a third-party as part of a "like-kind exchange" pursuant to (S) 1031 of the Internal Revenue Code of 1986, as amended, and that Purchaser shall have the right to designate such third-party and Seller shall execute and deliver the limited warranty deed and other Closing documents described herein to said third-party at Purchaser's election, and all representations and warranties of Seller shall thereafter inure to the benefit of such third party. Purchaser shall be responsible for any additional costs and expenses, if any (including, without limitation, reasonable attorney's fees), incurred by Seller as a result of the transfer of the Property to a third party pursuant to this Paragraph. Notwithstanding anything to the contrary herein contained, Purchaser's obligations under this Contract shall in no way be affected by the inability of Purchaser to close on any additional properties which may be a part of such "like-kind exchange." Purchaser shall have the right at any time to assign this Contract to a third party upon written notice to Seller as required to accomplish a 1031 exchange. If such an assignment is made, the transactions contemplated by this Contract shall be (at Purchaser's election) consummated in the name of such assignee, who shall succeed to all of the rights, obligations and liabilities of Purchaser hereunder.

     IN WITNESS WHEREOF, the undersigned have caused this Contract to be executed under seal as of the day and year first above written.


                                   PURCHASER:

                                   MORNINGSIDE ASSOCIATES, a Georgia general partnership, by its sole general partners


                                   By:  HALPERN ENTERPRISES, INC., Partner

Date:                              By:
     -----------------                  -------------------------------
                                        JACK N. HALPERN, President


                                                 (CORPORATE SEAL)


                                   By:
                                       --------------------------------
                                       Jack N. Halpern, Partner

                                   By:
                                       --------------------------------
                                       Carolyn H. Oppenheimer, Partner

                      [SIGNATURES CONTINUED ON NEXT PAGE]

                   [SIGNATURES CONTINUED FROM PREVIOUS PAGE]



                                   SELLER:

                                   CARROLLTON CROSSROADS ASSOCIATES,
                                   an Illinois joint venture

Date:___________________           By:  First Capital Institutional Real Estate,
                                        Ltd. -IV, an Illinois limited
                                        partnership, a general partner

                                   By:  First Capital Insured Real Estate
                                        Limited Partnership, a Illinois LP, a
                                        general partner

                                   By:  First Capital Financial Corporation, a
                                        Florida corporation, their sole general
                                        partner

                                   By:_________________________________________

                                   Its:________________________________________